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                                  EXHIBIT 99.1


                 Nevada Manhattan Mining Inc. Announces Lawsuit
                    Challenging Manipulation of Stock Price

CALABASAS, Calif.--(BUSINESS WIRE)--July 15, 1998--Nevada Manhattan Mining Inc. (OTC BB:NVMH) Wednesday announced that the company and certain company stockholders have filed a lawsuit in the U.S. Federal District Court in Los Angeles seeking damages, among other things, for an alleged fraudulent scheme to depress the market price of the company's common stock.

In the suit, brought by the Los Angeles law firm of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro LLP, the company and the shareholders allege that the defendants, who are various entities holding the company's convertible debentures and individuals controlling those entities, purchased the company's debentures as part of all illegal scheme and conspiracy which also involved significant manipulative short-selling of the company's common stock.

This alleged scheme of market manipulation commenced in the spring of 1997 and artificially depressed the market price of the company's common stock, reducing the market capitalization of the company by almost $150 million. The company also seeks relief that it be excused from any obligation arising from the debentures, including any obligations to issue common stock on conversions.

Nevada Manhattan Mining is a diversified, environmentally responsible, global natural-resource company. Its mission is to continue building an international natural-resource company by acquiring, developing and operating rich resource assets, converting them to significant cash-flow generators, thus enhancing shareholder value. The company may develop these assets on its own or in conjunction with selected strategic partners.

For more  information  on Nevada  Manhattan  Mining,  contact  Yvonne Cambere at
818/591-4400, e-mail at administration@nevadamanhattan.com or visit Nevada Manhattan Mining's Web site at www.nevadamanhattan.com.